EXHIBIT 99


FOR: ZIONS BANCORPORATION                            ZIONS BANCORPORATION
One South Main, Suite 1134                           Contact: Clark Hinckley
Salt Lake City, Utah                                 Tel: 801-524-4985
Harris H. Simmons                                    October 3, 2002
Chairman/President/Chief Executive Officer


           ZIONS ANNOUNCES CHARGES RELATED TO EXPENSE REDUCTION PLANS
                            AND IMPAIRED INVESTMENTS

               Zions to Sell or Restructure e-Commerce Businesses

SALT LAKE CITY; October 3, 2002 - Zions Bancorporation (Nasdaq: ZION) previously disclosed its intention to reduce the annual run rate of operating expenses by $50 million by the end of the second quarter of 2003. In connection with the reduction in operating expenses, the company also stated previously that as it executed this plan it would incur some impairment charges and write-down of assets.

"We have now identified approximately $22 to $27 million before taxes in charges related to the restructuring or sale of e-commerce businesses," stated Harris H. Simmons, chairman and chief executive officer. "Cost savings from these actions will begin to be realized in the first quarter of 2003 and will account for nearly half of our $50 million savings goal." The charges will be recorded in the third quarter of 2002.

Zions anticipates additional charges of $3 to $5 million in the quarter related to its expense reduction efforts. These include severance and asset write-offs from anticipated branch closures and other cost reduction initiatives.

"We are confident that, with these actions, we will meet or exceed our stated goal of reducing operating expenses by $50 million by mid-2003," Simmons affirmed.

Zions will also record a charge of $16.8 million before taxes against write-downs in its venture capital investments during the third quarter, and an impairment charge of $10.3 million on a minority interest in an investment banking firm. These charges result largely from the continued economic slowdown which has adversely affected Internet related companies and investment banking.

Subsequent to these charges, Zions will have a remaining carrying value of $38.8 million in venture capital investments, and a remaining carrying value in the operating assets of the e-commerce and investment banking businesses of approximately $6 million.

Zions will announce its quarterly performance results after market close on October 17, 2002. The results will be discussed in a conference call beginning at 5:30 p.m. EST on October 17, 2002. Media representatives, analysts and the public are invited to listen to this discussion by calling 1-888-277-8128, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation Web site at www.zionsbancorporation.com.

Zions Bancorporation is one of the nation's premier financial services companies, consisting of a collection of great banks in select high growth markets. Under local management teams and community identities, Zions operates over 400 full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. In addition, Zions is a national leader in SBA lending, public finance advisory services, agricultural finance and electronic bond trading. The Company is included in the S&P 500 Index. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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